Back to Form 8-K/A

PRO FORMA DATA

The accompanying unaudited pro forma condensed combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical statements of TF Financial Corporation (“TF”) and Roebling Financial Corp., Inc. (“Roebling”), after giving effect to the merger and adjustments described in the accompanying footnotes. The acquisition by TF of Roebling has been accounted for under the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method, Roebling's assets and liabilities as of the date of the acquisition have been recorded at their respective fair values and added to those of TF. Any excess of the purchase price for Roebling and the fair value of the identifiable net assets acquired would be recorded as goodwill. However, it is anticipated that the purchase price for Roebling will be less than the fair value of the net assets acquired, in which case such excess will be recorded as a bargain purchase gain in earnings as of the acquisition date. The financial statements of TF issued after the acquisition will reflect the results attributable to the acquired operations of Roebling since July 2, 2013, the date of completion of the acquisition. The merger has been effected by the issuance of shares of TF common stock and cash to Roebling shareholders.

The unaudited pro forma combined financial information provides that each share of Roebling common stock was exchanged for either 0.364 shares of TF common stock or $8.60 in cash.   All shareholder elections were subject to allocation and proration procedures set forth in the merger agreement which are intended to ensure that, in the aggregate, the total cash consideration will be $7,252,066. The shares of TF common stock issued illustrated in this pro forma were assumed to be recorded at $25.00 per share, the closing sale price of TF common stock on July 2, 2013.  Former Roebling security holders own approximately 9.7% of the voting stock of the combined company after the merger.

The following unaudited pro forma combined consolidated balance sheet as of March 31, 2013 and unaudited pro forma combined consolidated statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 combine the historical financial statements of TF and Roebling. The unaudited pro forma financial statements give effect to the merger as if it occurred on March 31, 2013 with respect to the balance sheet, and on January 1, 2013 and January 1, 2012 with respect to the statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. The unaudited pro forma financial statements were prepared with TF treated as the acquirer and Roebling as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by TF to complete the merger will be allocated to Roeblings’s assets and liabilities based upon their fair values as of the date of completion of the merger. The recorded fair value adjustments made to the acquired assets and liabilities of Roebling are considered preliminary at this time and are subject to change as TF finalizes the fair value determinations. There can be no assurance that the final determination will not result in material changes from the amounts presented in these pro forma financial statements.

Certain reclassification adjustments to pro forma financial statements were made to the pro forma financial statements to conform to TF’s financial statement presentation.

TF anticipates that the merger with Roebling will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of TF and Roebling which are incorporated in this document by reference.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of TF common stock or the actual or future results of operations of TF for any period. Actual results may be materially different than the pro forma information presented.

TF Financial Corporation
Pro Forma Acquisition Accounting Adjustments
(in thousands)

Purchase Price		Notes:
Fair value of TF Shares issued (306,783 shares at $25.00 per share)	7,670	(18)
Cash consideration	7,252	(1)
Total Purchase Price	$14,922

Roebling net assets acquired as of March 31, 2013	$16,793

Estimated adjustments to reflect fair value
Investment securities held to maturity	3	(2)
Interest rate adjustment on loans	932	(3)
General credit adjustment on loans	(1,069)	(4)
ASC 310-30 accretable loan discount	(199)	(5)
ASC 310-30 non-accretable loan discount	(310)	(6)
Eliminate Roebling allowance for loan losses	1,335	(7)
Loan servicing rights	182	(8)
Core deposit intangible	553	(9)
Owned premises	(974)	(10)
Leased premises	33	(11)
Borrowings	(50)	(12)
Time deposits	(440)	(13)
Total adjustments	(4)
Deferred taxes on purchase accounting adjustments (34%)	(1)	(14)
Total net fair value adjustments	(3)
Adjusted net assets	$16,790

The excess of the fair value of assets acquired over cost is as follows:

Total Purchase Price	$14,922
Adjusted Net Assets Acquired	16,790
Excess of fair value	$1,868	(17)

TF Financial Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2013

	TF Financial Corporation (a)	Roebling Financial Corp., Inc. (a)	Pro Forma Adjustments (b)		Pro Forma Combined TF Financial Corporation
Assets
Cash and cash equivalents	$48,690	$2,556	$(7,252)	(1)	$43,994
					$0
Investment securities
Available for sale	95,796	42,639			138,435
Held to maturity	1,878	81	3	(2)	1,962

Loans held for sale	711	-			711
Gross loans	527,518	105,652	932	(3)	634,102
General credit discount			(1,069)	(4)	(1,069)
ASC 310-30 accretable discount			(199)	(5)	(199)
ASC 310-30 non-acrretable discount			(310)	(6)	(310)
Allowance for loans losses	(6,662)	(1,335)	1,335	(7)	(6,662)
Net loans	520,856	104,317			625,862

Loan servicing asset	1,053	-	182	(8)	1,235

Goodwill and other intangibles	4,324	-	553	(9)	4,877

Other assets	42,694	6,019	33	(11)	48,746
Land and buildings			(974)	(10)	(974)
Deferred taxes			1	(14)	1
Total other assets	42,694	6,019			47,773

Total Assets	$716,002	$155,612			$864,849

Liabilities and Stockholders' Equity
Liabilities
Deposits	$571,330	$132,802	$440	(13)	$704,572
Other borrowings	54,151	3,775	50	(12)	57,976
Other liabilities	7,113	2,242			9,355
Total liabilities	632,594	138,819			771,903

Stockholders’ equity	83,408	16,793	(16,793)	(19)
			7,670	(18)
			1,868	(17)
Total Stockholders' equity					92,946

Total Liabilities and Stockholders' Equity	$716,002	$155,612			$864,849

Book value	$29.38	$9.96			$29.55
Tangible book value	$27.86	$9.96			$28.00
Shares outstanding	2,838,493	1,686,527	(1,379,744)	(16)	3,145,276

TF Financial Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
for the three month period ended
March 31, 2013

	TF Financial Corporation (a)	Roebling Financial Corp., Inc. (a)	Pro Forma Adjustments		Pro Forma Combined TF Financial Corporation
Interest Income
Loans, including fees	$6,066	$1,226	$(72)	(3)
			70	(4)
Total Loans, including fees			15	(5)	$7,305

Securities and other	791	263	(1)	(2)	1,053
Total Interest Income	6,857	1,489			8,358

Interest Expense
Deposits	731	229	(83)	(13)	877
Borrowings	248	34	(13)	(12)	269
Total Interest Expense	979	263			1,146

Net Interest Income	5,878	1,226			7,212

Provision for loan losses	439	—			439
Net Interest Income after Provision for Loan Losses	5,439	1,226			6,773

Other Income	1,395	134	(5)	(8)	1,524
Other Expense	5,030	1,179	25	(9)
			(2)	(10)
Total other expense			6	(11)	6,238

Income before Income Taxes	1,804	181	74		2,059
Income tax expense (benefit)	581	104	25	(15)	710
Net Income	$1,223	$77			$1,349

Earnings per Share:
Basic	$0.45	$0.05			$0.44
Diluted	$0.45	$0.05			$0.44
Dividends paid per share	$0.20	—			$0.20

Weighted average shares outstanding:
Basic	2,738,375	1,671,658	(1,364,875)	(16)	3,045,158
Diluted	2,741,889	1,671,658	(1,364,875)	(16)	3,048,672

TF Financial Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
combining the fiscal years ended
December 31, 2012 for TF Financial Corporation
and
September 30, 2012 for Roebling Fianacial Corp., Inc.

	TF Financial Corporation (a)	Roebling Financial Corp., Inc. (a)	Pro Forma Adjustments		Pro Forma Combined TF Financial Corporation
Interest Income
Loans, including fees	$25,205	$5,207	$(289)	(3)
			278	(4)
Total Loans, including fees			60	(5)	$30,461

Securities and other	4,015	1,106	(3)	(2)	5,118
Total Interest Income	29,220	6,313			35,579

Interest Expense
Deposits	3,532	1,177	(330)	(13)	4,379
Borrowings	1,405	182	(50)	(12)	1,537
Total Interest Expense	4,937	1,359			5,916

Net Interest Income	24,283	4,954			29,663

Provision for loan losses	2,400	350			2,750
Net Interest Income after Provision for Loan Losses	21,883	4,604			26,913

Other Income	4,086	538	(20)	(8)	4,604
Other Expense	18,861	4,976	101	(9)
			(9)	(10)
Total other expense			25	(11)	23,954

Income before Income Taxes	7,108	166	289		7,563
Income tax expense (benefit)	1,725	40	98	(15)	1,863
Net Income	$5,383	$126			$5,700

Earnings per Share:
Basic	$1.97	$0.08			$1.88
Diluted	$1.97	$0.08			$1.88
Dividends paid per share	$0.20	—			$0.20

Weighted average shares outstanding:
Basic	2,726,133	1,663,651	(1,356,868)	(16)	3,032,916
Diluted	2,729,762	1,663,651	(1,356,868)	(16)	3,036,545

These notes apply to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2013 and Unaudited Pro Forma Condensed Combined Income Statement for the three month period ended March 31, 2013 and the year ended December 31, 2012.

a	Source: TF Financial Corporation 12/31/2012 data from Form 10-K; Roebling Financial Corp., Inc. 3/31/2013 data from Form 10-Q and Roebling Financial Corp., Inc. 9/30/2012 data from Form 10-K.
b	Balance sheet adjustments shown based on 3/31/2013 balance sheet; actual adjustments will be made based on closing date balance sheet and may be materially different than those included herein.

(1)	This reflects the use of $7.252 million cash to fund the cash portion of the merger consideration to be paid to Roebling Financial Corp., Inc.'s shareholders at closing.

(2)	Adjustment of $3 thousand to reflect the fair value of Roebling's held-to-maturity securities.

(3)
A $0.932 million adjustment was made to reflect the fair value of loans based on current interest rates on loans similar to those in Roebling's loan portfolio. This adjustment will be amortized over the weighted average life of the affected loans and is expected to decrease pre-tax interest income by $72 thousand and $289 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(4)
A $1.069 million fair value adjustment was made to reflect a general credit risk fair value adjustment on loans not identified for separate valuation under ASC 310-30.   TF Financial Corporation (through its 3rd Fed Bank subsidiary) estimated the general credit risk fair value adjustment based on guidance from ASC 820-10 which defines fair value as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is no active observable market for sale information on community bank loans and thus Level 3 fair value procedures were utilized, primarily the use of present value techniques incorporating assumptions which market participants would use in estimating fair values. This adjustment will be amortized over the weighted average life of the affected loans and is expected to increase pre-tax interest income by $70 thousand and $278 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(5)
A specific credit fair value adjustment was made as prescribed by ASC 310-30. Accordingly, TF reviewed the Roebling loan portfolio on a loan by loan basis to determine whether loans met the definition of credit impaired as set forth in ASC 310-30: 1) Had there been credit deterioration from the loan's inception until the acquisition date. and 2) Is it probable that not all of the contractual cash flows will be collected on the loan. TF identified nine loans with a principal balance of $1,320,176 as being within the scope of ASC 310-30. TF estimated the cash flows on each loan either from the expected monthly payments or from the liquidation of the underlying collateral on collateral dependent loans. The present value of these expected cash flows was discounted at an interest rate which TF estimated would be used by a market participant under similar circumstances. The aggregate expected cash flows in excess of the the acquisition date fair value resulted in an accretable yield amount of $199 thousand. Such amount will be recognized in income over the expected life of the loans on a yield basis, and is expected to increase pre-tax interest income by $15 thousand and $60 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(6)
A specific credit fair value adjustment was made as prescribed by ASC 310-30. Accordingly, TF reviewed the Roebling loan portfolio on a loan by loan basis to determine whether loans met the definition of credit impaired as set forth in ASC 310-30: 1) Had there been credit deterioration from the loan's inception until the acquisition date, and 2) Is it probable that not all of the contractual cash flows will be collected on the loan. TF identified nine loans with a principal balance of $1,342,806 as being within the scope of ASC 310-30. TF estimated the cash flows on each loan whether they be from expected monthly payments or from the liquidation of the underlying collateral on collateral dependent loans. The contractual cash flows in excess of the aggregate expected cash flows resulted in a credit-related non-accretable yield amount of $310 thousand.

(7)	An adjustment of $1.335 million was made to eliminate Roebling's allowance for loan losses.

(8)
TF recorded $182 thousand for the estimated fair value of FNMA loan servicing rights acquired from Roebling. This fair value estimate was obtained using the same ASC 820-10 Level 2 valuation techniques which TF utilizes for valuation of its FNMA loan servicing rights. The amortization of this value is expected to reduce loan servicing income included in other non-interest income by $5 thousand and $20 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(9)
TF recorded $553 thousand to record a core deposit intangible.  A core deposit intangible arises from a financial institution having a deposit base comprised of  stable customer relationships.  These deposits are generally at interest rates or on terms that are favorable to the financial institution.  TF estimated the fair value of the core deposit intangible based on guidance from ASC 820-10 which defines fair value as the price which would be received to sell and asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is no active observable market for sale information on community bank core deposits and thus Level 3 fair value procedures were utilized, primarily the use of the income approach which is based on an analysis of the expected after tax cash flow benefits of the acquired core deposits versus the cost of utilizing an alternative source (brokered deposits) for its funding. Core deposits exclude certificates of deposit and other accounts which TF judged to be non-core deposits. The cost of core deposits incorporated estimates of the costs of maintaining and supporting the deposits such as interest, branch expenses, personnel, and data processing. This cost was compared to the alternative funding source and the resulting economic benefit was discounted over the expected life of the acquired core deposits using a long-term market-based after tax rate of return. The core deposit intangible will be amortized over its estimated life on a declining value basis and will increase non-interest expense  by $25 thousand and $101 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(10)
TF recorded a $974 thousand reduction in the book value of land and buildings acquired from Roebling in order to adjust these values to the estimated fair values. The fair values as of the acquisition date were determined by means of an appraisal performed by an independent appraiser. The adjustment to the value of the depreciable portion of the aggregate adjustment was $261 thousand and will be amortized into expense on a straight line basis over 30 years and will reduce non-interest expense by $2 thousand and $9 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(11)
TF recorded $33 thousand representing the estimated fair value of a land and building lease acquired from Roebling. The fair value as of the acquisition date were determined by means of an appraisal performed by an independent appraiser and was the estimated economic benefit of below-market lease cost. This adjustment will be amortized into expense on a straight line basis over the remaining term of the related lease and increase non-interest expense by $6 thousand and $25 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(12)
An adjustment of $50 thousand was made to reflect the fair value of Roebling's fixed-rate, fixed-term borrowings from the FHLB of New York.  The adjustment will be amortized over the approximately one year life  of the remaining maturities and is expected to decrease pre-tax interest expense by $13 thousand and $50 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(13)
An adjustment of $440 thousand was made to reflect the fair value of Roebling's interest-bearing time deposits ("CDs").  The fair value adjustment is based on guidance derived from ASC 820-10 and is based on current market interest rates on CDs of the same remaining maturity as Roebling's CDs. Market rates were obtained from independent third party sources for CDs offered in New Jersey on or about the acquisition date. The adjustment will be amortized over the remaining life of the affected Roebling CDs and is expected to decrease pre-tax interest expense by $83 thousand and $330 thousand on a pro forma basis for the three month period ended March 31, 2013 and the fiscal year ended December 31, 2012, respectively.

(14)
This adjustment reflects the deferred tax effect for fair value adjustments related to the transaction at an expexted marginal tax rate of 34%. TF Financial is continuing to evaluate any potential adjustments involving any deferred tax asset valuation allowance.   For purposes of these unaudited pro forma financial statements there are no adjustments involving any deferred tax asset valuation allowance.

(15)	Book tax expense is expected to be recorded using a marginal tax rate of 34%.

(16)
The number of pro forma weighted average shares-basic outstanding is calculated by eliminating the Roebling shares outstanding and adding TF's weighted average shares-basic outstanding for the period ended March 31, 2013 and for the year ended December 31, 2012, respectively, and the 306,783 shares to be issued in connection with the merger.

(17)
The excess of the fair value of the net assets acquired over the purchase price paid will be recorded in earnings as of the acquisition date as a bargain purchase gain. However, for purposes of these pro formas, this gain has been credited directly to equity as of March 31, 2013.

(18)
This amount represents the value of the common stock paid as part of the purchase price, based on 306,783 common shares at $25.00 per share which was the closing price of TF common stock on July 2, 2013.

(19)	This adjustment reflects the elimination of Roebling's equity accounts.